UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

ARAMARK Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE FOLLOWING LETTER WAS DISTRIBUTED TO CERTAIN EMPLOYEES ON

OCTOBER 4, 2006.

LYNN B. MCKEE

EXECUTIVE VICE PRESIDENT

HUMAN RESOURCES

October 4, 2006

Dear Retirement Savings Plan Participant:

These are exciting times for ARAMARK. Now that a merger agreement has been signed, we are pleased to be able to communicate with you. We recognize that you have questions about how the proposed merger transaction affects the company stock that is in your Retirement Savings Plan (401k).

Although we may not yet have answers to every question, we will share with you what we do know in this letter. Going forward, we will update you as additional information becomes available.

Keep in mind that this information assumes that the merger agreement will be approved by shareholders, required regulatory approvals will be obtained, certain other conditions will be satisfied and the merger will be closed. Based on these assumptions, the transaction is expected to be completed by December 2006 or, depending on market or other external conditions, in early 2007.

EXPECTED INCREASE IN YOUR ACCOUNT VALUE

We are delighted that the proposed transaction at $33.80 per share represents an approximately 20% premium over the closing price of ARAMARK stock prior to the original announcement of the buyout proposal.

COMPANY CONTRIBUTIONS

As you may recall, Company matching contributions to the Retirement Savings Plan have been invested in units of the Company Composite Fund, which is invested primarily in ARAMARK stock as well as short term investments. When the transaction closes, shares held by the Company Composite Fund will be converted into $33.80 per share in cash. Following the close, you will be able to choose where to reinvest this money in the investment funds that are currently available for employee contributions under the applicable Retirement Savings Plan. You will receive advance notification of the merger so that you will have ample time to make your choice.

FUTURE COMPANY MATCH

For the Plan year ending September 30, 2006 (or, for AUCA participants, the quarter ending September 30, 2006), your company match will once again be invested in the Company Composite Fund, as has been the practice. Going forward, future company contributions will be made in cash and will be invested in accordance with your election.

DIVERSIFICATION

You may continue to diversify all or part of your Company Composite Fund account in accordance with Plan rules until the transaction closes. You may transfer investments out of the Company Composite Fund into the other available investment options or, similarly, you may transfer investments from other Plan funds that originally came from Company contributions into the Company Composite Fund.

OTHER PLAN PROVISIONS NOT AFFECTED

The proposed transaction will not affect the Plan’s provisions on vesting, withdrawals, or distributions. If you have an outstanding Retirement Plan loan, the transaction does not impact your loan’s status and you will still be required to pay back your loan in accordance with its terms.

We will continue to keep you informed of important information as we are able to share it.

Sincerely,

/s/ Lynn B. McKee
Lynn B. McKee

QUESTIONS ABOUT YOUR ACCOUNT?

If you have questions about your ARAMARK Retirement Savings Plan or ARAMARK Uniform and Career Apparel Retirement Savings Plan, you can access additional information at: www.401k.com; or you can call the Retirement Savings Plan Service Center at 1-877-236-9472 and speak to a customer service representative.

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, ARAMARK will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by ARAMARK at the SEC website at http:// www.sec.gov. The proxy statement and other documents also may be obtained for free from ARAMARK by directing such request to ARAMARK Corporation, Investor Relations Department, ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107, telephone (215) 238-3708.

ARAMARK and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the merger. Information concerning the interests of ARAMARK’s participants in the solicitation, which may be different than those of ARAMARK stockholders generally, is set forth in ARAMARK’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

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